Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners and Board of Directors of
Quadriga Superfund, L.P. — Series A and Series B:
We consent to the inclusion in the Registration Statement on or about June 19, 2007 of our report dated March 4, 2005, with respect to the related statements of operations, changes in net assets and cash flows for the year-ended December 31, 2004 of Quadriga Superfund, L.P. — Series A and Series B. We also consent to the references to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
New York, New York
June 19, 2007